Exhibit 99. (a)(1)(e)

FORM OF ADDENDUM

The following are a list of your outstanding option grants as of February 6, 2007 that are eligible for exchange in the Offer to Amend the Exercise Price of Certain Options, February 6, 2007;

If you have questions about the above list, please direct them to us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com

Outstanding Options
Option Holder Name:	Option Number	Options Granted	Options Outstanding	Original Option Price	Vested 2004 and Prior	Vested 2005 and Later Subject to Section 409A *	Revised Option Price

XXXX	XXX	XXX	XXX	XXXX	XXX	XXX	XXX

* Only the options listed in this column are part of this tender offer.